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Exhibit 3.86

CERTIFICATE OF FORMATION
OF
SCT ACQUISITION, LLC

Article I. Name

        The name of the limited liability company is SCT Acquisition, LLC.

Article II. Registered Office

        The address of its registered office in the State of Delaware is 3500 South Dupont Highway, Dover, Delaware 19901 in the County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of SCT Acquisition, LLC this 5th day of April 2010.

/s/ Douglas Boggs Douglas C. Boggs, Esq. Authorized Person

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  Exhibit 3.86
CERTIFICATE OF FORMATION OF SCT ACQUISITION, LLC
Article I. Name
Article II. Registered Office